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In connection with the proposed spin-off transactions involving the North American residential security business and flow control business of Tyco International Ltd. (“Tyco” or the “Company”), a definitive proxy statement for the stockholders of Tyco will be filed with the Securities and Exchange Commission (the “SEC”).   Tyco will mail the final proxy statement to its stockholders. BEFORE MAKING ANY VOTING DECISION, TYCO’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED SPIN-OFF TRANSACTIONS. Investors and security holders may obtain, without charge, a copy of the proxy statement, as well as other relevant documents containing important information about Tyco at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC.  You may also read and copy any reports, statements and other information filed by Tyco at the SEC public reference room at 100 F. Street, N.E., Washington D.C 20549.  Please call the SEC at 1-800-SEC-0330 for further information.

Tyco and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed spin-off transactions.  Information concerning the interests of Tyco’s participants in the solicitation is set forth in Tyco’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the spin-off transactions when it becomes available.

FORWARD-LOOKING STATEMENTS

This filing contains a number of forward-looking statements.  Words, and variations of words such as “expect”, “intend”, “will”, “anticipate”, “believe”, “confident”, “continue”, “propose” and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, our intent to create three companies as a result of the proposed spin-offs as well as the proposed merger of Tyco Flow Control International Ltd. with Pentair, Inc. (the “Flow Control Merger”), revenue and growth expectations for the three companies following the spin-offs and the Flow Control Merger, the expectation that the spin-offs will be tax-free, statements regarding the leadership, resources, potential, priorities, and opportunities for the companies following the spin-offs and the Flow Control Merger, the intent for the three companies to remain investment grade following the spin-offs and the Flow Control Merger, and the timing of the transactions.  The forward-looking statements in this filing are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside of our control, and could cause results to materially differ from expectations. Such risks and uncertainties, include, but are not limited to: failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed spin-offs and the Flow Control Merger; adverse effects on the market price of our common stock and on our operating results because of a failure to complete the proposed spin-offs and the Flow Control Merger; failure to realize the expected benefits of the proposed spin-offs and the Flow Control Merger; negative effects of announcement or consummation of the proposed spin-offs and the Flow Control Merger on the market price of the company’s common stock; significant transaction costs and/or unknown liabilities; general economic and business conditions that affect the companies in connection with the proposed spin-offs and the Flow Control Merger; unanticipated expenses such as litigation or legal settlement expenses; failure to obtain tax rulings or tax law changes; changes in capital market conditions that may affect proposed debt refinancing; the impact of the proposed spin-offs and the Flow Control Merger on the company’s employees, customers and suppliers; future opportunities that the company’s board may determine present

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greater potential to increase shareholder value; and the ability of the companies to operate following the spin-offs and the Flow Control Merger. Actual results could differ materially.   For further information regarding risks and uncertainties associated with our businesses, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Tyco’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Tyco’s Investor Relations Department, Tyco International Management Company, 9 Roszel Road, Princeton, New Jersey 08540 or at Tyco’s Investor Relations website at http://investors.tyco.com/ under the heading “Investor Relations” and then under the heading “SEC Filings”.  We undertake no duty to update any forward-looking statement to conform this statement to actual results or changes in the company’s expectations, except as required by law.

This filing consists of a transcript of Tyco’s second-quarter earnings conference call.

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EDITED TRANSCRIPT

TYC - Q2 2012 Tyco International Earnings Conference Call

EVENT DATE/TIME: APRIL 26, 2012 / 12:00PM GMT

OVERVIEW:

Management discussed 2Q12 results, reporting EPS from continuing operations attributable to TYC common shareholders of $0.71 on revenues of $4.4b. Guidance was for 3Q12 EPS from continuing operations before special items of $0.92 on revenues to increase just above $4.5b and for 2012 EPS of $3.65.

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CORPORATE PARTICIPANTS

Antonella Franzen Tyco International - VP of IR

Ed Breen Tyco International - Chairman and CEO

George Oliver Tyco International - President, Fire & Security

Naren Gursahaney Tyco International - President, ADT North America Residential & Small Business

Patrick Decker Tyco International - President, Flow Control

Frank Sklarsky Tyco International - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Jeff Sprague Vertical Research Partners - Analyst

Scott Davis Barclays Capital - Analyst

Steve Winoker Sanford Bernstein - Analyst

Ajay Kejriwal FBR Capital Markets - Analyst

Gautam Khanna Cowen and Company - Analyst

Steve Tusa JPMorgan - Analyst

Nigel Coe Morgan Stanley - Analyst

Deane Dray Citigroup - Analyst

PRESENTATION

Operator

Welcome to Tyco second-quarter earnings conference call. At this time all lines have been placed on a listen-only mode until the question-and-answer session. (Operator Instructions). Today’s call is being recorded. If you have any objections you may disconnect at this time.

I would now like to turn the call over to Antonella Franzen, Vice President of Investor Relations. Thank you. You may begin.

Antonella Franzen - Tyco International - VP of IR

Good morning and thank you for joining our conference call to discuss Tyco’s second-quarter results for fiscal year 2012 and the press release issued earlier this morning.

With me today are Tyco’s Chairman and Chief Executive Officer, Ed Breen, and Tyco’s Chief Financial officer, Frank Sklarsky. Also joining us for today’s conference call are the presidents of Fire & Security, ADT and Flow Control, George Oliver, Naren Gursahaney, and Patrick Decker who will provide updates on their businesses and also participate in the Q&A session following our remarks.

I would like to remind you that during the course of today’s call we will be providing certain forward-looking information. We ask that you look at today’s press release and read through the forward-looking cautionary informational statements that we’ve include there. In addition, we will use certain non-GAAP measures in our discussions and we ask that you read through the sections of our press release that address the use of these items.

The press release issued this morning and all related tables as well as the conference call slides can be found on the investor relations portion of our website at Tyco.com. Please also note that we will be filing our quarterly SEC Form 10-Q later today.

Certain items to be discussed during today’s call including those related to the Company’s proposed separation will be addressed in a proxy statement to be filed with the Securities and Exchange Commission. Before making any voting decisions, investors are urged to read the proxy statement regarding the proposed separation and any other relevant documents carefully in their entirety as they become available because they will contain important information about the proposed separation. Free copies of the proxy statement when available and other documents filed with the SEC by Tyco can be obtained through the SEC’s website as well as through Tyco’s website.

I would also like to remind you that we recently filed a Form 10 registration statement related to the ADT Corporation and posted a slide deck related to the Form 10 to our website. We also intend to file documents with the SEC related to the Flow Control Pentair merger and the Tyco shareholder vote related to the transaction within the next week.

Due to the SEC filing process, we are restricted in what we can say with respect to the transaction and therefore ask that you limit your questions during the Q&A session to those related to our quarterly results. In discussing our segment operations when we refer to changes in average revenue per user, backlog and order activity, these figures exclude the impact of foreign currency.

Additionally, references to our operating margins during the call exclude special items and these metrics are non-GAAP measures. Again, these non-GAAP measures are reconciled in the schedules attached to our press release.

Now let me quickly recap this quarter’s results. Revenue in the quarter of $4.4 billion increased 9% year over year with organic revenue growth of 7%, nicely ahead of our previous guidance. Foreign currency negatively impacted revenue by less than 1% and acquisitions added 3 percentage points to our overall year-over-year revenue growth.

Earnings per share from continuing operations attributable to Tyco common shareholders was $0.71 and included charges of $0.15 related to special items. Earnings per share from continuing operations before special items was $0.86.

Not let me turn the call over to Ed for some opening comments.

Ed Breen - Tyco International - Chairman and CEO

Thanks, Antonella, and good morning, everyone. Our second-quarter performance was highlighted by strong organic revenue growth. Order momentum over the last few quarters coupled with continued growth in our ADT residential business continues to drive higher top-line growth. Our large and stable base of recurring and service revenue which represented 45% of our revenue in the quarter coupled with strong operating leverage led by the Fire & Security Manufacturing businesses drove the operating performance this quarter.

Additionally, the benefit from our restructuring and cost containment initiatives helped fund additional investments across our businesses. Overall operating income before special items increased 15% and earnings per share before special items increased 18% year over year.

From an orders perspective, we saw continued acceleration from the 8% year-over-year order growth we saw in the first quarter to 13% growth in the quarter we just exited with 9.5% growth in Fire & Security and 21% growth in Flow Control. Our order activity combined with continued growth in our backlog puts us on track for even better operating performance in our seasonally stronger second half.

Now let me give you a quick overview of our results for each of the businesses. Starting with the new Fire & Security segment, the combined portfolio provided a nice mix of service, installation and product offerings. Topline growth in the quarter benefited from both an acceleration in organic growth as well as the contribution from the various bolt-on acquisitions we recently completed.

Our operating performance in the quarter was strong. Operating income grew twice as fast as revenue resulting in a 70 basis point improvement in operating margin year over year. In ADT recurring revenue, which represents almost 90% of ADT’s total revenue, continued to grow with a nice increase in both the account base and average revenue per user.

In Flow Control, the ramp up in orders over the past few quarters has translated into solid organic revenue growth. We have been booking some large orders in water which positively impacted our order rates this quarter. This keeps us on track to achieve a 14% operating margin for the fourth quarter.

With that, let me turn it over to George for some more detail review of Fire & Security.

George Oliver - Tyco International - President, Fire & Security

Thanks, Ed, and good morning, everyone. Before I walk you through our results for the quarter, I would like to tell you about the new Fire & Security segment. We are a leading global provider of Fire & Security products and services. We serve a variety of markets worldwide including commercial, industrial and retail as well as residential markets outside of North America to name a few.

Our global market leading position and broad portfolio of products and services is supported by a highly trained worldwide salesforce of 7000 people, market-leading brands, and innovative technologies. These factors differentiate us from our competitors and it is these strengths that we plan to continue to leverage as we move forward.

Our broad portfolio of products and services allows us to partner with our customers to help them meet their needs ranging from product design, manufacture and installation to maintenance and upgrades. On the systems install and services side, we design, sell, install, service and monitor electronic security systems as well as fire detection and suppression products across the globe.

The combined mix of our products with our worldwide sales, service and installation footprint is unmatched in the fire and security industry. By leveraging our global reach, we plan to continue to take advantage of our ability to provide best-in-class integrated solutions to our diverse customer base.

Our product businesses design, manufacture and sell fire protection, electronic security and life safety products including fire suppression, intrusion security, access control, anti-theft and video management systems. Our products are sold directly to customers as well as through our extensive global network of distributors.

We are a technology leader in our industry. Innovation and new product development are critical to our success and is something better customers expect. As a result, this is an area that has been and will continue to be a primary focus as we stay ahead of the technology curve through organic investment in our R&D centers while strengthening our portfolio with a disciplined acquisition process.

In fact, we had a number of very nice strategic bolt-on acquisitions that we completed this past quarter. These investments expand our presence in key high-growth markets and developed countries as well as strengthen our product portfolio and service offerings in the key vertical markets.

As an example this past quarter we acquired a majority ownership stake in Reliance, which is a leading fire protection solutions provider in China. We expect the addition of Reliance’s expertise in fire installation as well as their service business will further strengthen our presence in China and allow us to expand our footprint, customer base and systems installation and service opportunities in the region.

In addition to an attractive portfolio, the Fire & Security business has a very nice cash conversion profile and an attractive return on investment. Our goal is to build upon the solid foundation we have today by increasing our mix of higher margin service revenue, growing our presence in high-growth markets, strengthening our product leadership by driving technology to provide innovative customer solutions and ensuring that we operate with an efficient cost structure.

Now let me turn to our results for the second quarter. Overall revenue for the quarter of $2.6 billion increased 5% year over year. Organic revenue grew 3.5% with acquisitions adding additional 3 percentage points and foreign currency exchange rates decreasing revenue by a modest 1%.

Focusing on the performance of our global installation service and product businesses, let me start with our global service platform which is the largest portion of the portfolio.

Service revenue represented about 45% of our revenue in the quarter and grew 3% organically year over year with growth in all geographic regions. Systems installation revenue which represented about 35% of total revenue in the quarter declined 1% on an organic basis as growth in Asia Pacific was more than offset by declines in North America and EMEA due to the softness in the non-residential construction market.

The remaining portion of Fire & Security’s revenue comes from our product businesses which represented about 20% of our revenue this quarter. Organic revenue grew 14% as we continue to experience strong demand across fire protection products, life safety and security products.

From a profit perspective, operating income before special items was $309 million and the year-over-year operating margin improved 70 basis points to 12.1%. Growth of our higher margin service revenue increased volume leverage in the product businesses and the continued positive impact of restructuring and cost containment initiatives drove the improvement.

Year over year, total orders grew 9.5% with service up 6%, systems install up 3% and products higher by 33%. Backlog of $4.7 billion increased 5% on a quarterly sequential basis. Both orders and backlog exclude the impact of foreign currency but include the impact of recent acquisitions.

Looking ahead to the third quarter, we expect continued strong performance in Fire & Security with total revenue of approximately $2.7 billion, a 4.5% organic revenue increase over the prior year.

From an operating income perspective, we expect the operating margin to improve 50 basis points year over year as we leverage the increased revenue and continue to benefit from our productivity initiatives.

Before I pass it over to Naren, I would like to thank the Fire & Security team for their continued dedication in successfully operating the business and delivering another solid quarter. I am very pleased with the team’s ability to continue to deliver solid results while making great progress in bringing the new Fire & Security organizations together.

Now let me turn it over to Naren.

Naren Gursahaney - Tyco International - President, ADT North America Residential & Small Business

Thanks, George, and good morning, everyone. Before I walk you through our results for the quarter, I will first provide some background on the ADT segment.

Today ADT is the leader in the $12.5 billion residential and small-business security market. With over 6.4 million customers in North America, we estimate ADT’s market share at 25%, a position that makes us several times larger than the next biggest competitor.

The residential and small business security market has proven to be very resilient as industry data shows continued expansion even through the recent economic downturn. However, we estimate that only about 20% of US households have monitored security systems today. In comparison, 65% of homes have broadband services, 85% have pay television services primarily cable and satellite, and 97% of households have wireless. So as successful as we’ve been, four out of five households remain potential new customers.

ADT’s leadership position is driven by the most prominent brand in the residential security industry, a network of six fully redundant UL certified company-owned and operated monitoring systems, more than 200 field locations across the US and Canada, and more than 16,000 trained security professionals. We are also supported by the industry’s largest dealer network which now consists of over 400 ADT authorized dealer who are exclusive to us in the security space.

With over 135 years in the industry, security is not just one of ADT’s offering, it is what we do. With the introduction of ADT Pulse about 18 months ago, we have expanded our offerings from traditional security to interactive home and small-business security solutions. Pulse enables our customers to remotely arm and disarm their security system from their smartphones and other Web-enabled devices and to receive notification about events that occur on their premises.

Our new offerings also extend beyond security to home and small-business automation, climate and light control, and remote video monitoring all of which can be tailored to an individual customer’s needs. Pulse has quickly become an important part of our portfolio and we continually look to add new features and capabilities.

We built a great subscriber base business with close to 90% of our revenue recurring driving strong returns and steady cash flows. Our focus is on creating shareholder value by managing five key levers — growing our customer base, optimizing the cost of bringing on new customers, increasing the revenue we receive from customers each month, lowering the cost of service delivery and lengthening the time our customers stay with us. We continuously work to balance these value drivers to optimize our returns.

Now let me turn to our results for the second quarter. Revenue during the quarter was $807 million, an increase of 5% over the second quarter of last year. We achieved recurring revenue organic growth of 5% which was driven by a 3.5% growth in average revenue per user or ARPU, and nearly 2% growth in our customer accounts.

Pulse continued its strong momentum with a take rate of just over 35% in our direct channel during the quarter. This compares to the 28% take rate we saw in the first quarter.

We are also seeing nice improvements in the Pulse take rate in our small-business channel where the take rate has improved to 19% versus the low teens last quarter. And as Ed mentioned on the call in January, we began the initial rollout of Pulse to our authorized dealers this quarter and expect our take rates to pick up in this channel as well.

ARPU was $37.98 for the quarter. As I previously mentioned, this represents a 3.5% improvement year over year. Revenue per user on new accounts which was primarily influenced by the Pulse take rates was up 5% year over year to $44.50. Our annualized attrition rate was 13.2% for the quarter which is flat year over year but modestly up 20 basis points sequentially.

During the quarter, we made the decision to accelerate our planned price escalations. The increased number of escalations in the quarter resulted in a modestly higher number of disconnects; however, this rate was consistent with what we’ve seen with price increases in the past.

Operating income before special items was $199 million and the operating margin was 24.7% both of which were in line with our expectations. The operating margin was down 40 basis points year over year as we continued to invest to grow our business.

To put this into context, we’ve added more than 300 sales reps over the past 12 months representing a 9% increase in our field salesforce. To support this growth we also increased our advertising spend and other lead generation activities. As a result, our sales and marketing costs were up 14% year over year.

While new sales reps generally take some time to ramp up their productivity, unit sales increased (technical difficulty) year over year and we’re confident this investment will continue to pay off going forward. At the same time, we continue to be disciplined on our cost structure and have reduced G&A as a percent of revenue by 50 basis points year over year.

As we look to the third quarter, for recurring revenue which represents 90% of our business, we expect organic growth to be consistent with what we saw in the second quarter in the 4% to 5% range. For nonrecurring revenue which represents the remaining 10% of the business, we anticipate a slight headwind as we are planning to begin a change in the ownership model for our Pulse equipment sales.

Historically about 30% of our systems sold through our direct channel have been customer owned. As the Pulse systems include proprietary technology, it’s important for ADT to retain ownership of these assets.

From a reported revenue perspective, the shift to more ADT-owned systems will have a short-term negative impact as revenue will be recognized over the life of the customer relationship rather than upfront. Keep in mind that the nonrecurring revenues which include these equipment sales represent less than 10% of our total revenues.

From an operating income perspective this change will provide a slight tailwind as the investment is also amortized over the life of the customer relationship rather than being fully recognized at the time of sale.

On a cash return basis which is really an important way to evaluate a subscriber business like ADT’s, this change has virtually no impact on our economics. So for the third quarter, we expect recurring revenue to continue to grow in the 4% to 5% range and nonrecurring revenue to decline about 7% organically again due to the Pulse ownership change. Overall this is expected to result in year-over-year segment organic growth of approximately 3.5% for the third quarter.

Our operating margin is likely to be in line with what we saw in the second quarter at about 25%.

Now let me turn things over to Patrick.

Patrick Decker - Tyco International - President, Flow Control

Thanks, Naren, and good morning, everyone. As I provided an overview of Flow Control on last quarter’s call, I will jump right into the quarter’s results. Overall revenue was $996 million, an increase of 24% year over year with 21% organic revenue growth. The revenue increase in the quarter was driven by strong growth in all three platforms.

In valve and controls, revenue grew 18% organically in the quarter led by the oil and gas and process industries. Incremental volume in this business continues to produce good year-over-year operating leverage. Orders growth in the quarter remained strong with a 20% increase year over year fueled by growth across the mining, oil and gas and process industries.

We are in the part of the cycle where incoming orders are still outpacing outgoing shipments so backlog continued to grow and we expect revenue to continue to grow in the second half of the year.

In thermal controls, topline growth was boosted by the acceleration of installation work to complete a major capital project that began last year contributing to the year-over-year organic revenue growth of 32%. Although total revenue was better than we expected, the unseasonably warm winter in North America led to lower product sales which carry a higher margin.

Organic revenue growth in water was 21% as a result of some new projects coming online and an easy compare with the prior year quarter. We continue to expect revenues and non-operating margins in water to improve during the second half of fiscal 2012 as double-digit order growth over the last two quarters continues to convert into revenue.

Overall, total Flow Control orders in the quarter increased 21% year-over-year, our fourth consecutive quarter of double-digit orders growth. So backlog of $1.9 billion increased 4% on a quarter sequential basis.

Operating income before special items was $114 million and the operating margin was 11.4%. The impact of the year-over-year increase in revenue was partially offset by mix in thermal controls related to the warm winter impact on product sales as well as $4 million of costs associated with the legacy project in water that we retained from a prior divestiture. We estimate that these two items negatively impacted our operating income by about $10 million and our operating margin by 100 basis points year over year.

As we move into the second half of the year, we remain confident that significantly improving conditions in water coupled with converting our order book in valves will drive improved operating margin performance. Specifically in the third quarter, we expect revenue to increase 12% year-over-year to about $1.040 billion with organic revenue growth in the low teens. We expect the operating margin to approach 13% in the third quarter keeping us on a path to an operating margin of 14% for the fourth quarter.

Now I’ll turn things over to Frank.

Frank Sklarsky - Tyco International - EVP and CFO

Thanks, Patrick, and good morning, everyone. Let me quickly touch on a few other important items. First, our cash position and overall balance sheet remains strong. In the quarter, we generated free cash flow of $326 million which included $76 million of cash paid for special items primarily related to restructuring and separation activities.

Adjusted free cash flow was $402 million. On a year-to-date basis, adjusted free cash flow of $415 million increased 21% year over year. We continue to invest in the future growth of our businesses and as a result, we increased our capital expenditures and dealer spend by about $130 million year to date and this is reflected in the free cash flow results.

Additionally, as we previously disclosed, during the month of January we repurchased 2.1 million shares for $100 million. We were restricted for much of the quarter in our share buyback program due to the pending announcement of the merger of our Flow Control business with Pentair. We ended the quarter with $1.1 billion of cash and we expect to resume share repurchase activity during the third fiscal quarter.

Next, corporate expense before special items was $75 million in the second quarter which was favorable against our original estimate partly due to the timing of Project spend. As we look ahead to the third quarter. We expect corporate expense to increase to approximately $95 million to $100 million.

Keep in mind that we traditionally see an uptick in corporate expense in the second half of the year due to the timing of many of our annual actuarial valuations. Given the year-to-date favorability in corporate expense and the fact that we continue to make progress in reducing structural corporate expense with ongoing cost containment initiatives, we now expect corporate expense for the full year before special items to be approximately $360 million which compares to our original estimate of $390 million.

Our effective tax rate for the quarter before the impact of special items was 17.2% and we expect the tax rate in the third quarter to be approximately 18%. We continue to expect a 19% to 20% effective rate for the full year.

Now let me turn things back over to Ed to wrap up this morning’s call.

Ed Breen - Tyco International - Chairman and CEO

Thanks, Frank. Before we open up the line for questions, I want to spend a few minutes on our overall guidance for the third quarter and full year.

We expect revenue for the third quarter to increase just above $4.5 billion. In terms of bottom-line results, we expect to see a nice sequential improvement in our third-quarter operating results in all three businesses given recent order rates and improving business conditions and flows order business. This operational improvement in Fire & Security, ADT and Flow Control is expected to contribute $0.11 of earnings on a quarter sequential basis.

As Frank mentioned, we expect a sequential increase in corporate expense to $95 million to $100 million in the third quarter which compares to $75 million in the second quarter which is expected to cost us about $0.05 per share on a quarter sequential basis.

When combined, these items result in a net increase of about $0.06 per share on a quarter sequential basis. With an expected average share count of about 470 million shares, we expect earnings per share from continuing operations before special items in the third quarter to be about $0.92.

Based on our year-to-date performance and our guidance for the third quarter, we are increasing our full-year earnings guidance to approximately $3.65 compared to our previous guidance of $3.55 to $3.60 per share. Our full-year guidance incorporates a share count of approximately 470 million.

Lastly, I want to thank our teams around the world for their effort in delivering another strong quarter while at the same time preparing for the separation. Thanks for joining us on the call. And, operator, if we can open up the line for any questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Jeff Sprague, Vertical Research.

Jeff Sprague - Vertical Research Partners - Analyst

Since we have Naren on the line, a couple of questions for him if I could. Just first on Pulse, two thoughts there, Naren. First, it sounds like you started rolling it out to the dealers. Any initial color on the take rate there or their aptitude to sell it and install it?

And also I was kind of wondering, you made the comments about evolving this in home automation and other things, what is your capability to go back and resell and upsell the Pulse customer? We’ve always had the dialogue that it’s kind of tough to go back and sell Pulse to the legacy customer. But do you have this set up in a such that you can actually dial up the future set at Pulse kind of after sale down the road?

Naren Gursahaney - Tyco International - President, ADT North America Residential & Small Business

Okay, Jeff, let me start with the first question about Pulse with the dealers. Our real focus during the second quarter was with our largest dealer. We’ve been working very closely with them to make sure that the sales installations and provisioning processes work smoothly. As I mentioned in the past, this is a very different product configuration for them, it’s a very different sales process for them and a very different install. And we’re working very closely with them to make sure they get the benefit of the lessons learned when we roll this out through our direct channel. And even in our direct channel, we focused on our custom home channel first because they were more used to selling and installing the more complex systems.

So we’ve got a lot of work to do with our dealers but they seem very excited by the product and they are very interested in doing it so I expect that we will see a ramp up but I think it will be a slow ramp up and we are going to be very methodical to make sure that we do it right and really manage that customer experience so every customer experience is a good one.

So I’d expect a slow methodical ramp up. Right now it’s probably only about 1% of our dealers direct sales at this time. So it will be a — ramp up as we move through this year and into next year.

On the second question about taking upgrades out to our existing Pulse customers, actually that will be — that will continue to be a big opportunity for us. One is Pulse is very much of a software driven solution so new capabilities we can push out to our customers so that they have access to it immediately. In fact, we’ve already pushed out new upgrades to the software that is out there.

And as we bring on new hardware into the ecosystem, customers will have the opportunity to buy that hardware from us or go to traditional retail outlets to buy, Z-Wave-enabled devices that they’ll be able to install in their home, enroll into their Pulse system very much in the same way you add a peripheral to your PC today.

So it should be a very easy install for them depending on the specific hardware and then again, very easy to enroll it in their Pulse system and be able to use it. We are testing new products all the time in our labs, developing the software for it and then the new software we push out, it’s already enabled in there.

Jeff Sprague - Vertical Research Partners - Analyst

I was wondering on the accounting change on equipment, does that only relate to Pulse accounts? And is there any change in amortization rates or any other accounting changes for Pulse specifically relative to how you’ve been treating accounts historically?

Naren Gursahaney - Tyco International - President, ADT North America Residential & Small Business

I would say it’s primarily focused on the Pulse equipment because of the intellectual property there and there is no changes at all from an accounting perspective. Again, it’s just whether we treat them as ADT owned or customer owned. So the accounting, the attrition curves, everything remains the same.

Jeff Sprague - Vertical Research Partners - Analyst

And then just for Ed or Frank and then I will jump off. Share count of 470 million is actually drifting a little north from where you are at. Could you just provide some color on why that is and kind of how — I guess it sounds like you’re not really stepping up the share repurchase in any meaningful way so you’ve got some creep playing into the back half. Is that the way to think about it?

Frank Sklarsky - Tyco International - EVP and CFO

Well, there’s always some adjustment that take place in the share count as a result of exercise activity and so on. But we will be back in the market during the third quarter with share repurchase activity and that will bring the share count below what it would have been had we not been in the market.

So we’re at 469 million at the end of Q2, 470 million is where we think we’re going to be as an assumption of the combination of the repurchase activity and any other activity including exercise activity.

Antonella Franzen - Tyco International - VP of IR

Jeff, it’s just the timing of the buybacks as we were out of the market for the last couple of months because of the Flow Control Pentair transaction so things kind of got pushed into the second half of the year.

Jeff Sprague - Vertical Research Partners - Analyst

All right, great. Thank you.

Operator

Scott Davis, Barclays.

Scott Davis - Barclays Capital - Analyst

Naren, I just want to follow up on Jeff’s question because I think it’s interesting. When you — the whole thought of protecting your intellectual property, I mean is this essentially so that after the three-year contract runs out that somebody can’t shop around for a third-party monitoring service and use your equipment in that process? Is that kind of the thought process here?

Naren Gursahaney - Tyco International - President, ADT North America Residential & Small Business

I mean that’s clearly a piece of it. We will have ownership of those assets so there could be some restrictions there. But again with the amount of intellectual property — I mean the traditional security system was generally off the shelf type of equipment no real new intellectual property in there, kind of pretty standard stuff that has been out there. With Pulse, we made a significant investment in that technology and we want to make sure that we have adequate control over it.

Scott Davis - Barclays Capital - Analyst

Yes, no, makes sense. Naren, I wanted to talk a little bit about Brinks and just do a little bit of a look back. I know you don’t consider Brinks as a segment or anything now; it’s all integrated. But there was some angst when you did the deal that you might lose some sales folks and accounts. Can you give us a sense of a postmortem after the deal of kind of what percentage of the sales guys you were able to keep and what percentage of the accounts you were able to keep and just give us a sense of how that deal has worked out so far?

Naren Gursahaney - Tyco International - President, ADT North America Residential & Small Business

Well, I think it’s still been a very good deal for us. From the synergies we promised and we committed, we’ve delivered all of those. The integration I’d say is virtually complete. We still have some IT kind of back-end IT systems that need to be finished from an integration perspective and we have pushed that out a little bit because some of the work IT work we have to do to support separation. But operationally everything — there’s full integration there.

From a talent perspective, I’d say on the sales side we were able to retain the people there and they continue to be very active members not just in the salesforce but of our management team and our leadership team throughout the organization. We did lose a few people — some branch level general managers and that was really just because of the difference we have in structure. We have a sales structure and an operation structure that operate integrated but separate. So there weren’t as many general manager roles, we lost a few people there. We kind of knew that that was going to happen.

And from an account perspective, we’ve been able to retain those accounts and again it’s an integral part of our customer base.

Scott Davis - Barclays Capital - Analyst

Okay, and just a quick follow up. How — how much in dealer accounts did you purchase in the quarter?

Naren Gursahaney - Tyco International - President, ADT North America Residential & Small Business

Dealer — our growth in dealer accounts was about 9%, same as the growth we saw in the direct side.

Scott Davis - Barclays Capital - Analyst

So what’s the dollar value of that or —?

Naren Gursahaney - Tyco International - President, ADT North America Residential & Small Business

I don’t have that offhand but we can get back to you with that.

Scott Davis - Barclays Capital - Analyst

Okay, okay, thanks, guys.

Operator

Steve Winoker, Sanford Bernstein.

Steve Winoker  - Sanford Bernstein - Analyst

Let me just lead with the first question on separation costs, $98 million year to date. How are you tracking as you think about that bigger — much bigger $700 million I think that you put out there for the full year?

Ed Breen  - Tyco International - Chairman and CEO

We’re still tracking to that number. We’re within $50 million of it as we rolled it up recently. Remember in there is some restructuring numbers in addition to the other restructuring that we announced of about $125 million to $150 million. So we’re tracking — a lot of that hits in the very back half of the year.

Frank Sklarsky  - Tyco International - EVP and CFO

And the only thing I would add to that is the reason it hits the back half is primarily because of some of the debt refinancing. We said the majority of that spend is going to be in the summer timeframe when we go through all of that activity. So we are on track.

Ed Breen  - Tyco International - Chairman and CEO

And the debt refinancing, Frank, that is the single biggest piece by far on a percentage basis and the good news with that is there some nice payback on that because of the rates we will get on the refinancing.

Steve Winoker  - Sanford Bernstein - Analyst

I was going to say that might look even better than when you first started talking about it, right?

Ed Breen  - Tyco International - Chairman and CEO

Yes, slightly better, hopefully.

Steve Winoker  - Sanford Bernstein - Analyst

Okay. Secondly, on the — a lot of good things to talk about but let me just ask about the systems installation decrease, that 1%, George. Just maybe give me a sense, you talked about soft non-res construction markets versus prior year but as I recall a year ago, it wasn’t a lot better from an end market perspective. But maybe just give a little color for what you see going on.

George Oliver  - Tyco International - President, Fire & Security

Yes, I mean, we’re driven — when you look at the key metrics that drive that segment of our business is really the lead indicator is the architectural billing index and that has just been just slightly favorable over the last few quarters. And we are seeing that in the market and so as we’ve said in previous quarters that we continue to be very selective with the projects that we do take on, certainly with a focus on the projects that drive recurring revenue and service.

And so when you look at that, we continue to win low volume, continue to expand our margins and making sure that we are positioned from a resource standpoint to be able to grow our service revenue.

Steve Winoker  - Sanford Bernstein - Analyst

Okay. So it sounds like you are positive there as you look forward?

George Oliver  - Tyco International - President, Fire & Security

In the quarter, we were down about 1% on the install side but going forward I mean as we look at our orders, our orders are improving slightly in that space. Certainly we’ve been very aggressive on the service growth and that’s beginning to accelerate also.

But when you look at the key indices that drive the market as far as projects and square footage is the forecast is not for any significant increase going forward. And so we are not banking on a lot of volume there. We are going to continue to be selective and we think certainly that does create the install base that helps us drive the occurring revenue in the service revenue.

Steve Winoker  - Sanford Bernstein - Analyst

And then finally, Ed and Naren, just I keep asking every quarter about the cable company response and their beta test cities and they are rolling it out. Are you seeing — I just once again want to understand on both pricing and on share in any way, are you guys seeing any kind of impact in any of the cities where you are co-located with where they have aggressive efforts?

Ed Breen  - Tyco International - Chairman and CEO

Yes, no, Steve, the cable guys have rolled out some additional markets. I think you might have saw some announcements from them. But when you look at the metrics and Naren’s team tracks them by market, we look at them — I guess Naren looks at them even more than I do I’m sure. But there is no change in any of our metrics in those markets. And I think we’re feeling very good competitively.

Cable guys have now been in some markets for almost 18 months like we have. That’s a pretty decent amount of time to have some track record and there really is no change in metrics whether it’s pricing, discount anything there. And with us now rolling out with the dealer network which will be another almost 4000 salespeople over time — again it’s going to take time, as Naren said, with another 4000 people marketing it, I think we are in a nice position over the next couple of years.

Steve Winoker  - Sanford Bernstein - Analyst

And, Naren, would you add anything in terms of where your guys are going head-to-head with the cable guys and coming back with any kind of stories or anecdotes? Is there any kind of color here about why you are winning or not getting impacted?

Naren Gursahaney  - Tyco International - President, ADT North America Residential & Small Business

Well again, it’s head to head but in a kind of different scenario. Most of them are selling over the phone where we are selling face-to-face so we are not necessarily head to head in the house. But I think our guys still feel very good about the offering we have out there. They feel very good about the reputation we have out there for service. Clearly we are seeing the competitors be aggressive with their pricing but I think also people understand promotional pricing has always been aggressive in that industry.

And I think there are a lot of people are waiting to see what happens to those prices over the long term. I think especially those who know ADT or have been with ADT for years know that we are very methodical and thoughtful with our price escalation policy. So I mean our sales reps still feel comfortable that they have what they need to not just to compete but to compete and win.

Steve Winoker  - Sanford Bernstein - Analyst

Thank you.

Operator

Ajay Kejriwal, FBR Capital Markets.

Ajay Kejriwal  - FBR Capital Markets - Analyst

Naren, you talked about accelerating the pricing escalations in the quarter so maybe if you can talk a little bit about what was the driver, what’s the opportunity there? And then also maybe any color on the pricing versus attrition economics, how much could you push pricing without attrition kind of increasing to the level that kind of offset the economics there?

Naren Gursahaney  - Tyco International - President, ADT North America Residential & Small Business

Sure. Well as I mentioned in my comments, we are always trading off those five drivers of new accounts, subscriber acquisition cost, the revenue per user cost to serve and attrition and working hard to optimize that.

During this quarter, we made the decision to accelerate — it was about — a little over 900,000 customers so about 15% of our customer base. We generally see about a 1% disconnect rate when we make those notifications for escalations and in this case, it was very similar to that. So again, when you look at our price increase was in the 4% to 5% range, so taking up that many customers at that kind of rate, even losing that 1%, which we don’t like to do, the economics were still overwhelming that it was the right thing to do for the overall returns of a business.

So we will continue to look at all of those different trade-offs and understand how we optimize. I think we are competitive in the marketplace from a pricing perspective so I don’t think there is going to be big moves in pricing necessarily but we’re going to continue to fine-tune that. We’ve never been the cheapest player out there; we’ve always been the premium player and we believe that our services and our infrastructure and support behind that justify it as well as the innovation that we’re bringing to the market. So we’ll continue to look at that.

Ed Breen  - Tyco International - Chairman and CEO

And back to the Pulse comments Naren made, that is really our favorite way to get increased pricing obviously. We are giving more to the customer for we get a higher price and we are all convinced it’s going to be a stickier account which is one of Naren’s five levers is to keep the account longer. That is our preferable and focused way to actually really get the price moved up.

Ajay Kejriwal  - FBR Capital Markets - Analyst

Very helpful. Thank you. And then maybe one question for George on the competitive dynamics. One of your large competitors has publicly talked about execution issues and maybe could be shedding assets in Europe. Could you maybe talk about what this means in terms of opportunity for you be it share gains or maybe even as a potential buyer of those assets?

George Oliver  - Tyco International - President, Fire & Security

Well, as we have demonstrated, we look at all opportunities and we’ve been pursuing a strategic pipeline of strategic bolt-on acquisitions that have added nice revenue and ability to be able to leverage that within our infrastructure and we will continue to do that going forward.

When you look at our performance, a lot of our performance has been driven by the investments we’ve been making in products, so when you look at the continued investments or increase in those investments it’s our inability with our regional footprint across the globe to be able to design and install systems and then even more importantly be able to service.

And so I think it’s a combination of those — of being — having good position in all three segments that really has provided us to be able to get through this cycle and now with the investments we are making, be able to accelerate our growth going forward.

Ajay Kejriwal  - FBR Capital Markets - Analyst

Okay, thank you.

Operator

Gautam Khanna, Cowen.

Gautam Khanna  - Cowen and Company - Analyst

Just wanted to ask about the flow order pipeline, obviously a strong showing this quarter, water coming back. I mean what do you — is this the high water mark in terms of year-over-year order growth or kind of what is the duration of that pipeline you have out there? How far can you see out?

Patrick Decker  - Tyco International - President, Flow Control

Yes, this is Patrick. The way I would answer that would be we expect to continue to see robust order growth in the valve and control business. That is really the one — one of our three businesses that truly is a backlog business. The other two businesses, water and thermal, are typically quick turn kind of businesses except when these big major capital projects kind of flow through.

So I would expect over the back half of the year valves and water orders will continue to be strong. We do have the impact here for a couple of quarters with the year-over-year compare with this big major capital project in thermal that we completed in the last quarter. We’re currently pursuing two other major capital projects that we’re close to signing deals on as well but those probably won’t hit the order book until either latter part of this fiscal year or even early 2013.

Gautam Khanna  - Cowen and Company - Analyst

Okay. And just to follow up on the prior question about the ADT attrition picking up due to the price increase. Does that typically happen immediately or is there a multi-quarter kind of fall out once you raise price?

Naren Gursahaney  - Tyco International - President, ADT North America Residential & Small Business

No, we generally get a pretty quick feedback some activity in the call center, some of those we’re able to save and some of them we are not. Now again, we do have some additional escalations that will happen in 3Q not to the magnitude that we did in the second quarter, probably 60% — 60% to 70% of what we did during the second quarter. So again, there could be maybe a 10 basis point headwind as we look to 3Q.

Gautam Khanna  - Cowen and Company - Analyst

Okay, thank you guys.

Operator

Steve Tusa, JPMorgan.

Steve Tusa  - JPMorgan - Analyst

Just on the quarterly, the next quarter’s guide, is there any specific reason why conversion at ADT resi would be kind of weaker than it has been on a sustainable basis? I mean you mentioned some marketing aspects this quarter. Maybe there is something to do with the accounting change that makes the conversion a little bit weaker because you had a good quarter in the third quarter last year. I don’t know if that seasonal or not.

And then the Flow revenue guidance of up 12% is good but orders up 21%, is there something kind of the tail of the backlog?

And then one last question just on corporate, for the last like several years you guys have guided corporate up for the next quarter and you’ve beaten on corporate. I don’t quite understand the strategy there because you’re never really going to get credit for that. So using corporate as kind of like a hedge to your guidance just doesn’t really seem to make sense. What is going on there and it seems like it is sustainably lower over time but you guys keep guiding it higher every quarter. So just a question on those three items.

Ed Breen  - Tyco International - Chairman and CEO

Naren, why don’t you start.

Naren Gursahaney  - Tyco International - President, ADT North America Residential & Small Business

Yes, Steve, let me start with the question on the ADT margin rate I guess. Part of it really is the business model and just — I will try to do this at a very high level. When we sell a system through our direct channel, assume that the cost of the net cost to us is about $1000, about $500 of that, all of our marketing spend and all of our fixed costs related to sales we expense in the current period.

So the only thing that would get deferred in an ADT-owned system is the sales commission, the equipment that goes in the home and the installation costs. So while from a cash perspective the economics are very good, we do take a P&L hit and actually our margin rate on an incremental account, an ADT-owned account is actually negative in the quarter that we add that account. So as we grow, there will be that P&L pressure on there.

However, again, looking at it on a cash basis, the IRR net present value of those accounts are very attractive and it is creating long-term value for us. So it’s an initial hit up front and then as the amortization and we pull that deferred revenue off and we get the recurring revenue, those margins get significantly better over time. So it really is just the accounting treatment of those accounts that that we (multiple speakers)

Steve Tusa  - JPMorgan - Analyst

Okay, got you.

Patrick Decker  - Tyco International - President, Flow Control

This is Patrick. I’ll take the flow question regarding organic growth. Again to put it in perspective for the full year, we’re expecting organic growth in the low teens compared to 1% in 2011. So we are beginning to see the turn there.

Just to look at the pieces here, Steve, and see how the mix works, we are expecting continued low teens growth in valves and that really is just a matter of timing of backlog shipments. Again, this backlog tends to turn over a six to nine month timeframe so that will continue.

We seeing the pickup in water and that will be a very strong double-digit growth year over year as well. And again, more of that will hit us in even Q4 into 2013 which is when we get the full-on impact of those water projects.

And then really what is moderating some of that revenue growth versus what we reported in orders, most of our thermal business is a quick turn shipped within the quarter. But last year we had significant growth in thermal during 2011 and through the first half of this year and that was really driven largely by the completion of a couple of major capital projects. So again, you are going to get a tougher year-over-year compare in the second half of the year.

So we will show a modest decline in reported revenue for thermal in the second half. But as I mentioned earlier, it’s not a sign of health in terms of an issue (multiple speakers)

Steve Tusa  - JPMorgan - Analyst

That makes sense.

Patrick Decker - Tyco International - President, Flow Control

— two major projects that we are close to signing that will then benefit 2013.

Steve Tusa - JPMorgan - Analyst

Okay, that makes sense. And then corporate.

Frank Sklarsky - Tyco International - EVP and CFO

Steve on the corporate side of things — this is Frank, two primary items there. When we look out to the third quarter which is the quarter we normally do our actuarial liability valuations we really don’t know exactly what the number is going to be until we clean complete that analytical process. But we do have an estimate in there for what the trajectory we think that will be. That is one item that impacts the sequential uplift.

The other item is really the timing of project expense where we see some on a sequential basis and some additional spending on project related items in the third quarter versus Q2. Now that said, with respect to the comment about the corporate hedge or whatever, that’s why we are saying this time around that for the year, it will be $360 million versus the previous estimate we had out there at $390 million.

So to your point, we are definitely making progress on structural costs within the general and administrative category and the corporate category so we are comfortable at this time taking that number down for the year in total.

Steve Tusa - JPMorgan - Analyst

Okay and then one last quick question. This is a backward looking question about stuff that’s in your prior — your 10-K that was filed several months ago.

With regards to all the NOLs that you guys have, first of all where did most of those come from? I mean there’s been a lot of deals in Tyco over time and it looks like they kind of carry through — some of them carry through 2030. And I guess specifically the ones in the US, the $1.8 billion in the US, are those transferable easily?

And then is it pretty evenly spread out through the next 20 years or how do we —? If you could just maybe describe the genesis of those NOLs and then your ability to transfer them. And also when they — if there’s a chunk that expires near term, maybe just describe those a little bit more. And then that’s a question on your 10-K that was filed whenever, three months ago, four months ago?

Antonella Franzen - Tyco International - VP of IR

Yes, Steve, we’ve never disclosed where the NOLs have been generated and by what business in our filings. The only thing I can say about that, keep in mind our opening comments that we have that we are in a registration period. And I know the question is more geared to where they are going.

The one thing that I will point you to is we have disclosed in the ADT Form 10 what the expectations there of our NOLs that they have and what their future expectation is of what they will get of their share of Tyco and we also have some information about that disclosed in the slides that we posted in regards to the Form 10. But that is about all we can say on that right now.

Steve Tusa - JPMorgan - Analyst

Okay, it was worth a try. Thanks.

Operator

Nigel Coe, Morgan Stanley.

Nigel Coe - Morgan Stanley - Analyst

You talked about the penetration of households in the US relatively low compared to cable. I mean in terms of the market research you’ve done, where do you think that penetration rate can go and what kind of strategies can you adopt to drive up penetration without using price as a weapon for doing that?

Naren Gursahaney - Tyco International - President, ADT North America Residential & Small Business

Well, I think I would use value as the driver and we believe that over time and it could be a long time to get there that it could double to a 20% kind of penetration rate which is still well below all of — excuse me — to the 40%. It would be still well below all the other services that we talked about but it really comes down to can we continue to strengthen the value proposition starting with the security piece but all of the other monitoring we do in the home, fire, critical conditions, carbon monoxide, etc.? And then bringing in the home automation piece.

At this point in time with Pulse being out there for about 18 months, we have anecdotal evidence that it is bringing in people who would not have considered a security system in the past but there’s just not enough market data out there to show whether that is truly moved the needle or not and we will continue to keep an eye on that.

Ed Breen - Tyco International - Chairman and CEO

I think a big driver Naren’s team has been looking at here and we haven’t been overly public about it yet is, can we really present to the consumer the savings you can get from using the automation in the system. And we have mentioned this before but the utility savings in the home used properly along with you get a discount on your insurance anyway if you have a security system, my gut is over time those two combined is a pretty large number. It covers a lots of the recurring revenue a consumer would pay us.

So promoting that over time and all those type of things I think does expand the pie. If you can cover a lot of the cost and get a full security system with automation, that is a pretty attractive proposition. So I think you’ll be seeing more of that from us in the future.

Nigel Coe - Morgan Stanley - Analyst

And then I don’t know if I missed the data point but can you just throw out there what your ARPU was in your gross adds in ADT this quarter?

Antonella Franzen - Tyco International - VP of IR

The average ARPU was $37.98 and the gross adds were — the account-based adds were about 2%

Unidentified Company Representative

Net adds were 2%.

Nigel Coe - Morgan Stanley - Analyst

2% but the ARPU on gross adds?

Antonella Franzen - Tyco International - VP of IR

3.5% and the average ARPU for the quarter was $37.98.

Naren Gursahaney - Tyco International - President, ADT North America Residential & Small Business

Nigel, I’m sorry, were you asking what the ARPU was on the new accounts?

Nigel Coe - Morgan Stanley - Analyst

The new accounts, yes.

Antonella Franzen - Tyco International - VP of IR

$44.50.

Naren Gursahaney - Tyco International - President, ADT North America Residential & Small Business

$44.50.

Nigel Coe - Morgan Stanley - Analyst

Okay, great. And then you are making some adjustments to your accounting in ADT but how does your accounting compare to some of your [comps]? I mean there’s not a lot of great public information out there but some of the comps out there do have higher EBITDA margins and I’m wondering is that a function of accounting or is it — is that — is there significant upside potential to your EBITDA margins there? I’d love that comment.

Naren Gursahaney - Tyco International - President, ADT North America Residential & Small Business

Well first just a clarification, we are not changing the accounting, we are changing the business model so really the mix of ADT owned versus customer owned. And from a comp perspective, I guess most of our peers within the security industry are not public companies so and many of them use a dealer model which would be similar I assume to the way we would handle that where you create the intangible and you amortize it over the life of that customer relationship.

Ed Breen - Tyco International - Chairman and CEO

Yes. The one, Nigel, you might be talking about is a security company that is almost — it is 100% dealer, and so they go that model where we have also our direct model, so that is one difference when you look at the accounting of it.

Naren Gursahaney - Tyco International - President, ADT North America Residential & Small Business

Going back to the question earlier on the accounting for our dealer acquired systems, those would actually be marginally accretive when we buy. We amortize those over the life of the relationship. It is an accelerated amortization but we do get the revenue so it might be in the high 20s to low 30s gross margin, which is lower than our overall gross margins but again, accretive, modestly accretive to our operating margins.

Nigel Coe - Morgan Stanley - Analyst

Okay. And then one final one for Pat. In the Flow business, can you just give us a sense in terms of where the valves, water, and thermal businesses are compared to their prior peak levels?

Patrick Decker – Tyco International - President, Flow Control

Compared to what?

Nigel Coe - Morgan Stanley - Analyst

Their prior peak levels.

Patrick Decker - Tyco International - President, Flow Control

Oh, in terms of profitability?

Nigel Coe - Morgan Stanley - Analyst

No, no, in terms of revenues.

Patrick Decker - Tyco International - President, Flow Control

Oh, in terms of revenues. I can’t give you specific numbers on the three splits right now but I would say just kind of anecdotally, I would say valves is getting back closer to where we were pre-crisis levels. But there’s still room to go there and I think that we’re certainly seeing very buoyant activity in the market still in terms of project bidding etc. so there is still a very, very nice runway there in front of them.

Water obviously is coming out of a trough and so well below what our peak levels were there going forward. And so we’re expecting very good growth there.

And I would say thermal is kind of flat lining right now relative to the big project we had over the last year or so but have some very, very nice projects in front of us that we think will then be a nice boost to revenue in 2013 and beyond.

Nigel Coe - Morgan Stanley - Analyst

Okay, that’s helpful. Thanks.

Antonella Franzen - Tyco International - VP of IR

Operator, we have time for one more quick question if there is anyone else in the queue.

Operator

Deane Dray, Citi.

Deane Dray - Citigroup - Analyst

I don’t know if it’s a question for Patrick or Frank, could we get some more color regarding that charge taken for the divested business? What triggered it and are there any other contingent liabilities related to that divestiture?

Frank Sklarsky - Tyco International - EVP and CFO

Yes, I mean that’s one where we’ve had some modest charges in the past I think as Patrick would agree. That project is nearing a completion and will be cleared from any more significant further liabilities down the road. There might be some modest trailing items in the upcoming quarter but this is one where the project is very much near completion so we don’t see any more significant items, and anything we do see of a modest nature we’ve got it covered in the forecast that Patrick went through.

Patrick Decker - Tyco International - President, Flow Control

And I would just add, Dean, that it was a complex project that we inherited as part of a business that was divested and was just getting started at the time the business was divested, it has proved challenging. We are very close nearing completion. It’s not a project that was in our sweet spot so we’re wrapping it up now and hopefully putting it behind us.

Deane Dray - Citigroup - Analyst

And then just last one from me would be for George, the word selective came up in describing the installation business and I know in the past year there was some initiatives to be more selective about the projects that you were going after.

So if you could just give us an update as to how has that initiative played out, what that means for the installed base and maybe in terms of also the profitability of these installations.

George Oliver - Tyco International - President, Fire & Security

I would start by when you look at the installation market, it has been down really since the decline back in 2008 and it’s really still at the bottom. And so in spite of that, we have continued to maintain our market shares with what we have been doing in the installation space.

And so when we say it’s selective, it’s making sure that from a resource standpoint, we are applying our resources where not only can we drive a profitable project installation but also it drives recurring services down the road. And so it’s really around allocation of resources to ultimately drive improved returns over the lifecycle of the project.

And so as you’ve seen from the results, we’ve been very successful in improving the margin not only on the installation side but also continuing to be positioned to be able to get the recurring revenue that’s tied to those projects.

Deane Dray - Citigroup - Analyst

Great, thank you.

Antonella Franzen - Tyco International - VP of IR

Operator, that concludes our call.

Operator

Thank you. That does conclude today’s conference. Thank you for participating. You may disconnect at this time.

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